UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2006

CoBiz Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-24445

Colorado	84-0826324
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2265

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

General

We recently conducted a review of all our employment agreements in order to ensure compliance with the American Jobs Creation Act of 2004, which changed the income tax treatment of nonqualified deferred compensation under Section 409A of the Internal Revenue Code.  As part of this review, we uncovered some  ambiguities and inconsistencies among our employment agreements that we wanted to address.

On March 16, 2006, we entered into amendments to the employment agreements of Steven Bangert, our Chairman of the Board and Chief Executive Officer, Jonathan C. Lorenz, our Vice Chairman of the Board and the Chief Executive Officer of our wholly-owned subsidiary, CoBiz Bank, N.A., Richard J. Dalton, our President, Lyne B. Andrich, our Executive Vice President and CFO and Robert B. Ostertag, the Executive Vice President and Chief Credit Officer of CoBiz Bank, N.A (collectively, the “Named Executives”).  In order to achieve some efficiencies, the amendments were made pursuant to a generic letter agreement signed by all of the Named Executives that addresses each of the problems in the employment agreements that we wanted to correct.  The letter agreement amends the employment agreement of each individual Named Executive to the extent relevant (i.e. each employment agreement may or may not have all of the issues addressed by the letter agreement).

The following is a brief description of each issue covered by the letter agreement.  We have also included a chart that shows the impact of the letter agreement on each Named Executive’s employment agreement.  The form of the letter agreement signed by each Named Executive is attached hereto as Exhibit 99.1.

Issues Covered by Letter Agreement

1.  Term.  Certain employment agreements provided that they will remain in effect for a specified term, but did not provide for automatic renewal at the end of the term.  These agreements were amended to provide for automatic renewal unless a notice of non-renewal is given and to state that a notice of non-renewal will be a termination of the agreement by the party providing such notice.

2.  Health Insurance Plans.  Some employment agreements inappropriately provided that the employee will be eligible to continue participation in our health insurance plans for a specified period following termination of employment.  These agreements were amended to provide that if the employee elects pursuant to COBRA to continue coverage under our health insurance plans, for 12 months following termination, we will reimburse the employee an amount equal to the monthly COBRA premiums paid by the employee (including any administrative charges that we impose) minus the monthly amounts the employee would have paid for coverage under the plans if their employment had not been terminated.

We will not be obligated to pay any benefits if the employee does not elect to continue coverage pursuant to COBRA.

3.  Other Benefit Plans.  Certain employment agreements inappropriately provided that the employee will be eligible to continue participation in benefit plans other than our health insurance plan for a specified period following termination of employment.  These agreements were amended to provide that we will pay the employee in cash the amount we would have paid or contributed to each such plan for the benefit of the employee during the 12-month period following termination of employment, payable as and when we would have made such payment or contribution.

4.  Change of Control.  Certain employment agreements provided for increased severance following a termination of employment by the employee after a “Change of Control” (as defined in the employment agreements).  These agreements were amended to provide that the increased severance is also payable if we terminate the employment of the employee after such an event.

5.  Change of Control Time Limit.  Some employment agreements provided that increased severance for a Change of Control is payable only if the Change of Control occurs within a specified time period after the date of the employment agreement.  These agreements were amended to provide for increased severance if the employee terminates employment within the specified period after a Change of Control, without regard to when the Change of Control occurs.

6.  Severance Payment Timing.  Certain employment agreements provided for increased severance for a period of time following a Change of Control, but were not clear on the amount of time in which such larger payments would be made.  These agreements were amended to provide that such payments will be payable in 12 monthly payments following termination.

7.  Deferral of Severance.  Some employment agreements provided for the deferral of severance payments if we are not in compliance with applicable minimum capital requirements at the time of termination.  This deferral could violate Section 409A of the Internal Revenue Code, resulting in the imposition of an additional 20% tax on the employee.  In certain circumstances, this tax could also be imposed on “key employees” (as defined in Section 409A), unless severance payments are delayed for six months.  These agreements were amended to provide that (i) our right to defer payments based on minimum capital requirements will only apply to the extent such deferral will not result in an additional tax under Section 409A, and (ii) for “key employees” whose severance is not exempt from Section 409A, we will defer severance payments for six months after termination and pay all payments that would have been made in that six-month period in a lump sum, without interest, at the end of the six-month period.

8.  Clarification of Increased Severance.  For the employment contracts that provide for increased severance for a termination following a Change of Control, certain of the agreements were not specific about which benefits would be increased.  These agreements were amended to provide that any increased severance applies only to cash payments that are due based on salary and bonus and not to the employee’s right to participate in any benefit plans.

9.  Release in Exchange for Severance.  Certain employment agreements provided for severance without requiring the employee to release us as a condition to receiving severance and without requiring compliance with the post-termination provisions of the contract.  These agreements were amended to provide that the employee’s right to receive severance is contingent on the execution of a release of claims against us and will terminate upon the breach of the employee of any post-termination covenants such as non-solicitation or non-disparagement provisions.

Chart Showing Impact of Letter Agreement

The following chart shows which of the forgoing issues addressed by the letter agreement were contained in the employment agreement of each Named Executive:

	Steven Bangert	Jonathan C. Lorenz	Richard J. Dalton	Lyne B. Andrich	Robert B. Ostertag
1. Term		X	X		X
2. Health Insurance Plans	X	X	X	X	X
3. Other Benefit Plans	X	X	X	X	X
4. Change of Control	X	X	X	X	X
5. Change of Control Time Limit					X
6. Severance Payment Timing		X	X		X
7. Deferral of Severance	X	X	X	X	X
8. Clarification of Increased Severance		X	X		X
9. Release in Exchange for Severance		X	X		X

Item 9.01. Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits

99.1

Form of Amendment to Employment Agreements of Steven Bangert, Chairman of the Board and Chief Executive Officer, Jonathan C. Lorenz, Vice Chairman of the Board and Chief Executive Officer of CoBiz Bank, N.A., Richard J. Dalton, President, Lyne B. Andrich, Executive Vice President and CFO and Robert B. Ostertag, the Executive Vice President and Chief Credit Officer of CoBiz Bank, N.A

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Inc.
(Registrant)

/s/ Lyne B. Andrich
Lyne B. Andrich

Executive Vice President and Chief Financial Officer

Date:  March 20, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1

Form of Amendment to Employment Agreements of Steven Bangert, Chairman of the Board and Chief Executive Officer, Jonathan C. Lorenz, Vice Chairman of the Board and Chief Executive Officer of CoBiz Bank, N.A., Richard J. Dalton, President, Lyne B. Andrich, Executive Vice President and CFO and Robert B. Ostertag, the Executive Vice President and Chief Credit Officer of CoBiz Bank, N.A